Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) to the Employment Agreement (the “Employment Agreement”) originally effective as of January 12, 2004 and amended as of April 12, 2007 between Chiquita Brands International, Inc. (the “Company”), and Mr. Fernando Aguirre (the “Executive”), is made as of July 30, 2008.

WHEREAS, the Company and the Executive are parties to the Employment Agreement; and

WHEREAS, certain provisions of the Employment Agreement are affected by the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (“Section 409A”), generally governing nonqualified deferred compensation; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in certain respects in order to ensure that the Executive is not subject to the imposition of taxes pursuant to the operation of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Section 12(l) of the Employment Agreement is hereby restated in its entirety, as follows:

(l) It is the intention of the Company and the Executive that this Agreement not result taxation of the Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Agreement shall be construed in accordance with such intention. Without limiting the generality of the foregoing, the Company and the Executive agree as follows:

(i) Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of him under this Agreement pursuant to the Executive’s termination of employment with the Company shall be delayed, to the extent required so that taxes are not imposed on the Executive pursuant to Section 409A of the Code, until the earliest date permitted by Section 409A(a)(2) of the Code;

(ii) Any annual cash bonus described in Section 3(b) and any Pro-Rata Bonus described in Section 5 shall be paid to the Executive in no event later than the last day of the “applicable 2  1/2 month period”, as such term is defined in Treasury Regulation Section 1.409A-1(b)(4)(i)(A);

Amendment to Employment Agreement

(iii) For purposes of this Agreement, the Executive’s employment with the Company will not be treated as terminated unless and until such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code;

(iv) For purposes of Section 5(d) of the Agreement, if a Change of Control under this Agreement does not constitute with respect to the Company a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A of the Code and applicable guidance issued thereunder), the Company shall pay to the Executive the payment provided in Section 5(d) as follows: (A) an amount equal to the amount which would have been payable to the Executive pursuant to Section 5(a)(ii) had such section governed the termination of employment shall be paid to the Executive in the manner prescribed in Section 5(a)(ii) (subject to Section 12(l)(i) hereof) and (B) the remaining amount to which the Executive is entitled pursuant to Section 5(d) shall be paid to the Executive in a lump sum in accordance with Section 5(d) (but subject to Section 12(l)(i) hereof);

(v) To the extent necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder (A) reimbursements to the Executive as a result of the operation of Section 5(a)(vii) or Section 5(f) hereof shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and shall otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A-3(i)(l)(iv) and (B) if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any reimbursements to the Executive as a result of the operation of Section 5(a)(vii) or Section 5(f) hereof with respect to a reimbursable event within the first six months following the Date of Termination which are required to be delayed pursuant to Section 12(l) shall be made as soon as practicable following the date which is six months and one day following the Date of Termination (subject to clause (A) of this sentence);

(vi) Notwithstanding anything to the contrary in Section 5(e) hereof, any Gross-Up Payments pursuant to Section 5(e) shall be made a no event later than the end of the calendar year following the calendar year in which the Excise Tax is paid;

(vii) The release described in Section 12(h) shall be provided to the Executive within 10 days of an applicable termination of employment and must be executed by the Executive within 45 days of his receipt of such release; and

(viii) The Company and the Executive agree to cooperate in good faith in and effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden in connection with such amendment.

Amendment to Employment Agreement

2.	This Amendment shall be effective as of the date hereof.

3.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

4.	Except as modified by this Amendment, the Employment Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

CHIQUITA BRANDS INTERNATIONAL, INC.

/s/ Steven P. Stanbrook
By:	Steven P. Stanbrook
Title:	Chairman, Compensation & Organization Development Committee

EXECUTIVE

/s/ Fernando Aguirre
Fernando Aguirre